Exhibit 99.2

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com Mark E. Yale Executive VP, CFO myale@glimcher.com (614) 887-5610

FOR IMMEDIATE RELEASE
Monday, September 10, 2007
C O R R E C T I O N

GLIMCHER BOARD ELECTS
RICHARD F. CELESTE AS TRUSTEE

COLUMBUS, OH—September 10, 2007—Glimcher Realty Trust(NYSE: GRT), one of the country’s premier retail REITs, today announced that its Board of Trustees has elected Ambassador Richard F. Celeste to serve as a Class II Trustee, effective September 6, 2007. Mr. Celeste’s many distinctions include; US Ambassador to India, 1997-2001, Governor of the State of Ohio, 1982-1991, Lieutenant Governor of Ohio from 1974-1978 and Member of the Ohio House of Representatives, 1970-1974.  Mr. Celeste is currently serving as the President of Colorado College, a position he has held since 2002, and resides in Colorado Springs, CO.  Celeste is a magna cum laude graduate of Yale University as well as a Rhodes Scholar.

“Mr. Celeste brings a wealth of leadership experience to Glimcher, including uncompromising standards for business and fiscal management and a passion for achieving the high goals he establishes,” said Michael Glimcher, Chairman of the Board and CEO.  “Mr. Celeste’s balance of overall experience, in the public sector as well as the private sector, will serve our shareholders well and we are excited about having him involved in the future of our Company.”

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively.  Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Visit Glimcher at:  www.glimcher.com

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